Exhibit 10.20

PRODUCT SALES, INVENTORY MANAGEMENT

AND FULFILLMENT AGREEMENT

This Inventory Management, Product Sales and Fulfillment Agreement (the “Agreement”) is entered into as of January 1, 2003 (the “Effective Date”), by and between AF Services, Inc. (“Service Provider”), a Delaware corporation, and eCOST.com, Inc., a Delaware corporation (collectively, the “Parties”).

WHEREAS, Retailer is engaged in the retail sale of products and services via the Internet and mail order catalogs;

WHEREAS, Retailer desires to focus its efforts on marketing and retail sales, and to realize certain cost savings regarding product acquisition, warehousing, and fulfillment;

WHEREAS, Retailer desires to contract with Service Provider for inventory management and the fulfillment of customer orders (the “Services”), as well as for the purchase of goods for resale, as described in greater detail herein;

WHEREAS, Service Provider has the facilities and resources to provide the Services to Retailer and desires to do so pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants described herein, the Parties agree as follows:

ARTICLE I

1.1 Engagement. Retailer hereby retains Service Provider to perform the Services defined below, including such activities as may be related, ancillary, or necessary to the provision of the Services.

1.2 Duties.

1.2.1 Service Provider hereby covenants and undertakes, during the term of this Agreement, to perform the Services in accordance with the performance standards set forth herein.

1.2.2 Retailer shall, during the term of this Agreement, pay to Service Provider fees for such Services in accordance with the terms of this Agreement. Retailer shall timely provide Service Provider with information, and access to information, necessary for Service Provider to provide the Services in an effective and efficient manner pursuant to the terms of this Agreement.

1.2.3 Both Parties’ performance hereunder shall be governed exclusively by the terms and conditions set forth in this Agreement and all applicable federal, state, and local laws.

1.2.4 The relationship between Service Provider and Retailer is that of a vendor and vendee and of independent contractors. Nothing in this Agreement is intended to create a relationship between the parties of partners, joint venturers, co-owners, or otherwise as participants in a common undertaking, nor shall its terms be construed to create such a relationship. Likewise, nothing in this Agreement is intended to create, nor shall it be construed as creating, the relationship of principal and agent, or principal and representative, between the parties.

1.2.5 All financial obligations associated with the Parties’ businesses are the sole responsibility of each respective party, and nothing in this Agreement is intended to make either party responsible for the financial obligations of the other.

1.3 Term. This Agreement shall be in effect for two (2) years from the Effective Date and, unless otherwise terminated as provided herein, shall automatically renew for successive one-year periods unless written notice of non-renewal is provided by either Party not later than sixty (60) days prior to completion of the then-existing annual contract term.

ARTICLE II

2.1 Services. Services to be provided by Service Provider to Retailer are as follows:

2.1.1 Inventory Management Services. Service Provider shall provide comprehensive inventory management services to the Retailer (“Inventory Management Services”), which shall include, but shall not be limited to: (a) receiving, processing and analyzing data that Retailer shall regularly provide and update regarding Retailer’s past product sales and projected future sales; (b) maintaining sufficient inventory and packing materials to meet Retailer’s projected order volumes; (c) maintaining sufficient warehouse facilities, equipment, employees, vendor relationships, information technology, and all other equipment, training, personnel, and facilities to monitor, maintain, receive, inspect, record, manage, track, and access efficiently the inventory warehoused by Service Provider; (d) maintaining sufficient quality control programs as are necessary to assure that products sold by Service Provider to Retailer under this Agreement conform to the Retailer’s requirements and meet the Retailer’s specifications as to appearance, performance, reliability, durability, technical specifications and branding; and (e) preparing and communicating periodically to Retailer inventory reports, logs, and other data compilations sufficient to apprise Retailer, as often as Retailer deems necessary, of all inventory management information reasonably required by Retailer to conduct its business.

2.1.2 Fulfillment Services. Service Provider shall fulfill customer orders generated by Retailer’s phone order, mail order and Internet business (“Fulfillment Services”) in accordance with the following:

2.1.2.1 Upon receipt of instructions for fulfillment of Retailer’s customer order, Service Provider shall timely perform all picking, packing, shipping,

tracking, and return processing functions necessary to fulfill the order in a manner that meets or exceeds prevailing industry standards, federal, state, and local law, and any specifications agreed upon in writing by the parties.

2.1.2.2 Shipping expenses, including national carrier premium service rates such as USPS Priority Mail, United Parcel Service expedited delivery services, and Federal Express will be billed at actual cost, and all shipping materials including packaging and labels, shall be billed to Retailer at Service Provider’s prorated cost.

2.1.2.3 All packing lists and shipping notices shall contain the applicable customer purchase order number. Service Provider shall include a packing list with each Product shipment to Retailer’s customers.

2.1.2.4 Retailer and Service Provider shall instruct Retailer’s customers to direct their Product returns to an address of Service Provider. Service Provider shall process all returns, including performing all necessary inspection, recording, restocking, warehousing, and inventory maintenance functions.

2.1.2.5 Upon Service Provider’s receipt of a return from a customer of Retailer, such return shall be accepted in accordance with Retailer’s practices and policies concerning returns, Service Provider’s warranties obtained from vendors shall survive delivery to and return from any customer. Upon receipt of an original condition returned product from a customer of Retailer, title to the Merchandise and all packaging materials shall pass back to Service Provider, and Service Provider agrees to credit the cost of such Product to the Retailer, less any discounts or other price reductions obtained by Service Provider. Service Provider may place such returns in inventory in the absence of any noticeable wear, damage, defect in design, workmanship, materials, merchantability, or fitness for the purpose for which the Merchandise was intended. Service Provider shall bear the risk of such defects subject to its rights under warranties received from vendors. Each product returned and replaced in inventory shall be subject to a restocking fee as set forth in Schedule 1. Products which are returned by Retailer’s customers, but because of customer use or abuse, or damage occurring in return shipping, are not in a condition to be replaced in inventory and resold as new, shall be held by Service Provider subject to Retailer’s directions regarding the liquidation or disposal of such goods.

2.1.2.6 If Service Provider has reason to believe that a delivery, in whole or in part, will not be made as directed by Retailer, either because of Service Provider’s actions or failure to act, or because of circumstances beyond Service Provider’s control, Service Provider shall promptly notify retailer of that fact and the reasons therefore.

2.1.2.7 Retailer and Service Provider shall coordinate their efforts to ensure compliance with the Federal Trade Commission’s “Mail Order Rule” and “Telemarketing Sales Rule,” and other federal and state trade regulations.

ARTICLE III

3.1 Product Sales. Service Provider shall purchase on its own account, and take into inventory for storage, protection and retrieval, sufficient goods (“Product”; or collectively, “Products” or “Merchandise”) to meet the projected sales requirements of Retailer based upon data provided by Retailer to Service Provider under Section 2.1.1(a) of this Agreement. Service Provider shall warehouse all such Merchandise until directed by Retailer to ship such Merchandise directly to consumers or to Retailer, or until the Service Provider makes reasonable demand upon Retailer to accept shipment of Excess Inventory pursuant to Section 3.1.7 of this Agreement.

3.1.1 A sale of Product from Service Provider to Retailer( “Product Sale”) shall be deemed to have occurred upon either of the following events:

(1) Service Provider’s delivery of a Product from its warehouse to a common carrier, following its receipt from Retailer, or Retailer’s customer,

of a Product order and instructions for delivery of same;

(2) Delivery of Merchandise to Retailer following demand by Service Provider for Retailer to accept shipment of Excess Inventory pursuant to Section 3.1.7 of this Agreement.

3.1.2 In either event of sale described in Section 3.1.1, Service Provider shall retain all right and title to Merchandise and packaging materials until immediately after the delivery thereof to a common carrier for shipment to Retailer or Retailer’s customer, at which time title shall pass to Retailer or Retailer’s customer, respectively. Risk of physical loss for all Merchandise and packaging materials shall be borne by the party holding title at the time of such loss.

3.1.3 With respect to each Product sold to Retailer, Retailer agrees to pay Service Provider the cost of such goods in inventory at the time of shipment, as reasonably determined by Service Provider, net of the value of any special discounts or incentives obtained by Service Provider in connection with its acquisition of such Merchandise.

3.1.4 Payment by Retailer for Products purchased from Service Provider shall be governed by Article IV, below.

3.1.5 Service Provider shall assign all Merchandise warranties and indemnification rights, which it receives from vendors and which are assignable, to Retailer. Service Provider shall make reasonable attempts to secure assignable warranties that all Products are free from defects in design, workmanship, and materials, conform to Retailer’s specifications, and are of merchantable quality and fit for the purposes for which they are intended.

3.1.6 Service Provider shall comply with all applicable federal, state and local laws and take reasonable steps to ensure that all Merchandise sold to Retailer for resale to consumers can be lawfully sold to Retailer and resold by Retailer to its consumers. Service Provider shall, at its sole cost and expense, obtain and maintain in effect all permits, licenses, and other consents necessary to perform its obligations under this Agreement.

3.1.7 Retailer acknowledges that market uncertainties or Retailer’s errors in projection of future sales may result in excess merchandise being acquired by Service Provider for resale to Retailer (“Excess Inventory”). In the event that Service Provider has in its possession, at the end of a customary sales season, Excess Inventory which was purchased by Service Provider based upon reasonably calculated projections using data provided by Retailer, Retailer agrees to purchase from Service Provider all or any portion of such Excess Inventory upon demand by Service Provider. Alternatively, and at its option, Service Provider may dispose of such Merchandise through any other means, including sale to Retailer’s competitors. However, should Service Provider elect not to exercise its right to require Retailer to purchase Excess Inventory, Retailer shall have no further responsibility or liability for same.

ARTICLE IV

4.1 Fees. Service Provider shall invoice Retailer on a monthly basis for Services rendered and Product Sales occurring during the previous month. Service Provider’s invoices shall be due and payable not later than thirty (30) days after the date of the invoice.

4.1.1 Fees for Services and other charges shall be calculated in accordance with Schedule 1 to this Agreement.

4.1.2 Payments by Retailer to Service Provider under this Agreement shall be made by electronic fund transfers or other mutually accepted means.

4.1.3 In the event that Retailer disputes the amount of any invoice, its sole remedy shall be to initiate dispute resolution procedures in accordance with Article IV of this Agreement. A dispute, however, shall not relieve

Retailer of its obligation to pay on a timely basis the undisputed portion of the disputed invoice(s). In addition, interest shall accrue on any unpaid portion of the disputed invoice(s) at the rate of 8 percent per month. Likewise, any overpayment by Retailer as determined by the dispute resolution procedure shall accrue interest at the same rate.

ARTICLE V

5.1 Modification. This Agreement may only be modified by a written amendment (an “Amendment”) signed by both Parties and expressly stating the Parties’ intent to change the terms of this Agreement. In the event that any dispute arises under this Agreement, neither party shall contend that this Agreement was changed in any respect by any other means, including, but not limited to, oral agreements or understandings, the conduct or representations of either the Parties, or by omission. In addition, the Parties’ ability to modify this Agreement extends to each and every provision of the Agreement, provided the parties have complied with the requirements of this Section.

5.2 No Assignment. Unless expressly agreed to as provided in Section 5.1, neither Party has the right to assign, delegate, convey, or otherwise transfer (collectively, an “Assignment”), directly or indirectly, and whether in whole or in part, its rights and obligations under this Agreement, irrespective of whether such Assignment is voluntary, involuntary, or by operation of law. Any such prohibited action shall be null and void. Notwithstanding the above, Service Provider shall have the right to subcontract parts of its performance hereunder; however, Service Provider shall at all times remain fully responsible for such work and ensure that such work is performed in compliance with this Agreement.

5.3 Force Majeure. For purpose of this Agreement, a “Force Majeure” is any event or condition not existing as of the date of this Agreement, not reasonably foreseeable by either Party as of such date, and not reasonably within the control of either Party, which event or condition prevents, in whole or in material part, the performance by Service Provider of its obligations hereunder, or which renders such performance so difficult or costly as to make performance commercially unreasonable. Examples of Force Majeure events or conditions may include, but are not limited to, war, terrorism, riots, civil disturbances, lockouts, strikes, prolonged shortages of energy supplies, epidemics, fires, floods, hurricanes, typhoons, earthquakes, lightning, or explosion, provided such occurrences satisfy the conditions set forth in this Section.

5.3.1 Upon being affected by an event of Force Majeure, Service Provider shall be excused from its responsibility for performance of its obligations under this Agreement, and any liability arising from its failure to perform, but only to the extent that its performance of such obligations was prevented by the event of Force Majeure and Retailer was provided prompt notice of such event by Service Provider (a “Notice of Force Majeure”). A Notice of Force Majeure must include a description of the event or occurrence of Force Majeure, its cause, and its possible effects on Service Provider’s performance of its obligations under this Agreement. Service Provider must promptly notify the Company of the termination of Force Majeure events or occurrences.

5.3.2 In the case of a Force Majeure event or occurrence, Service Provider must cooperate fully with Retailer to determine whether Service Provider’s obligations can be performed by any other means. Retailer is free to perform such obligations itself, or to have such obligations performed a third party other than Service Provider, and will take commercially reasonable steps to ensure that that its contract with a third party contains such terms as to allow Service Provider to resume its duties and obligations under this Agreement upon the termination of the Force Majeure event or occurrence. Service Provider shall be entitled to resume the provision of services under this Agreement if Service Provider can provide reasonable assurances that it can satisfy the performance standards imposed by this Agreement.

5.4 Events of Termination. This Agreement shall be terminated upon the occurrence of any of the following events:

5.4.1 The mutual agreement of the Parties;

5.4.2 Ninety (90) days advance written notice by Retailer of intention to terminate;

5.4.3 Upon thirty (30) days advance written notice by Service Provider of intention to terminate following Retailer’s non-payment of any sums due under this Agreement, unless Retailer pays all overdue amounts, together with interest, within twenty-one (21) days of such notice;

5.4.4 Upon a finding by an arbitrator presiding over disputed resolution proceedings initiated under Section 5.6, below, that either Party has breached a material term, condition, or covenant of this Agreement, together with due notice of intent to terminate from the non-breaching party, subject to a period to cure the breach within fifteen (15) days following receipt of the notice.

5.5 Rights and Obligations Upon Termination. If this Agreement terminates for any reason, such termination shall not effect, negate, or obviate any obligation of either Party to the other arising prior to the date of such termination and any termination shall be without prejudice to any right, remedy, or recourse to which the terminating party may be entitled under this Agreement, or otherwise in law and equity to the extent permitted by this Agreement. Upon receipt of notice of termination, Service Provider shall promptly, and in any event prior to the effective date of termination, transfer to Retailer all data, records, files, and other information, in whatever format maintained, concerning the services performed for Retailer by Service Provider under this Agreement. Service Provider shall respond promptly to all reasonable inquiries from Retailer related to Retailer’s efforts to understand, interpret, and use all such data, records, files, and information transmitted to Retailer.

5.6 Dispute Resolution. All disputes between the Parties relating in any way to this Agreement or its performance or to any matters relating to the provision of services of any kind from Service Provider to Retailer (collectively, “Disputes”), are subject to mandatory dispute resolution procedures as set forth in this Section (collectively, “Dispute Resolution Procedures” or “Procedures”). Accordingly, the Parties agree to the following Dispute Resolution Procedures:

5.6.1 In the event of a Dispute, the Party asserting a claim shall provide the other Party written notice of such claim in order to commence the Procedures (a “Dispute Notice”). Such notice shall describe in reasonable detail the nature of the claim and invite the other Party’s written response in fifteen (15) days.

5.6.2 The Party receiving a Dispute Notice shall respond in writing in not more than fifteen (15) days (the “Dispute Response”). The response shall set forth, in reasonable detail, the Party’s statement of position on the Dispute.

5.6.3 Upon the issuance of a Dispute Response, the Parties shall act promptly, reasonably and in good faith to meet and resolve their Dispute(s) amicably.

5.6.4 In the event that a Dispute cannot be resolved under Section 5.6.3, the Dispute shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Los Angeles, California. The decision of the arbitrator(s) shall be final and binding upon the parties, and the expense of the arbitration shall be borne equally between the parties unless the arbitrator(s) decide otherwise for good cause shown. Judgment upon any award rendered by the arbitrator may be entered in any California state court or in a state court within a state where the principal place of business of either of the Parties is located, at the option of the Party seeking the entry of judgment.

5.7 Limitation of Liability. Neither Party shall be liable to the other for special, indirect, consequential, or punitive damages caused by, or attributable to, or arising in connection with the performance, nonperformance, or delayed performance of this Agreement, or resulting from any act or omission of the Parties or their agents or representatives relating in any way to this Agreement. This limitation, however, shall not apply to claims involving fraud, bad faith, or willful misconduct. Service Provider shall not be liable for any failure to perform or any delay in the performance of its obligations hereunder due to Force Majeure, provided that Service Provider meets the requirements of Section 5.3, above.

5.8 Indemnification By Service Provider. Notwithstanding anything in Section 5.7, Service Provider shall indemnify Retailer for all damages and awards to which Retailer may become liable, including costs of defense, arising from any breach of this Agreement by Service Provider, or any negligent, reckless, willful, or intentional wrongful conduct of the Service Provider, or any violations of law by the Service Provider; and

5.9 Indemnification By Retailer. Notwithstanding anything in Section 5.7, Retailer shall indemnify Service Provider for all damages and awards to which Service Provider may become liable, including costs of defense, arising from any breach of this Agreement by Retailer, negligent, reckless, willful, or intentional wrongful conduct of Retailer, or any violations of law by Retailer, including the marketing and retail sale to consumers of Products acquired under this Agreement.

5.10 Requests for Information. Service Provider shall make available to Retailer for inspection and copying, upon reasonable request made in writing, documents, records, data, or information concerning the Services provided under this Agreement, or the fees charges for such Services, within ten (10) days of such request.

5.11 Confidentiality. Service Provider shall hold, and shall cause its employees, agents, and representatives, to hold in strict confidence, and shall not otherwise disclose to anyone other than Retailer and its agents and representatives, all documents, records, information, and data of Retailer maintained or obtained by Service Provider pursuant to the terms of this Agreement (collectively, “Confidential Information”). In the event of a subpoena, summons, or other governmental demand or authorization for the disclosure of Confidential Information, Service Provider shall immediately notify Retailer of the receipt of such demand or authorization and shall lawfully resist the production of Confidential Information consistent with its obligations hereunder.

5.12 Notice. Any notice, consent, authorization, direction, or other communication require or permitted to be given hereunder shall be in writing and delivered by personal delivery or by overnight courier services, and marked URGENT, addressed as follows:

5.12.1 To Service Provider: AF Services, Inc. with a copy sent by telecopy to Simon Abuyounes at the following number: 310-354-5645

5.12.2 To Retailer: eCOST.com, Inc. with a copy sent by telecopy to Gary Guy at the following number: 310- 354-5645

5.12.3 In either case, delivery and receipt shall be deemed to have occurred on the date of physical delivery, provided such delivery occurs on a business day prior to 5:00 p.m. at the place of receipt. If the delivery occurs after 5:00 p.m. or on a weekend or a federal or state holiday, delivery and receipt shall be deemed to have occurred on the following business day.

5.13 Governing Law. This Agreement and all performance under it shall be governed by the laws of the State of California, without regard to its choice of law principles.

5.14 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, such provision will be fully severable from this Agreement, and the Agreement will be construed as if such provision never formed a part of the Agreement.

5.15 Entire Agreement. This Agreement is fully integrated and constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of, by, or between the Parties in respect of such subject matter, and may not be replaced, supplanted, or supplemented in any way except as by a written instrument hereafter signed by both of the Parties.

5.16 Binding Agreement. This Agreement is binding upon and inures to the benefit of the parties and their respective successors.

5.17 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer rights, remedies, duties, or obligations except to the Parties.

AF SERVICES, INC.

By:	/s/ SIMON ABUYOUNES
Simon Abuyounes, its President

ECOST.COM, INC.

By:	/s/ GARY GUY
Gary Guy, its President

SCHEDULE 1

The Retailer shall compensate the Service Provider for Services and other charges as follows:

•	Fulfillment Charge of $6.20 per shipment.
•	Shipping Expense (at cost)
•	Restocking Fee of 10% of cost.
•	Monthly inventory management fee of $9,942.26.

AF SERVICES, INC.

/s/ SIMON ABUYOUNES
By:	Simon Abuyounes
Its:	President

ECOST.COM, INC.

/s/ GARY GUY
By:	Gary Guy
Its:	President

SCHEDULE 1

For the six-month period July 1, 2003 to December 31, 2003.

The Retailer shall compensate the Service Provider for Services and other charges as follows:

•	Fulfillment Charge of $4.00 per shipment.
•	Shipping Expense (at cost)
•	Restocking Fee of 10% of cost.
•	Monthly inventory management fee of $9,700.00.

AF SERVICES, INC.

By:	/s/ SIMON ABUYOUNES
Simon Abuyounes
Its:	President

ECOST.COM, INC.

By:	/s/ GARY GUY
Gary Guy
Its:	President

SCHEDULE 1

For the six-month period January 1, 2004 to June 30, 2004.

The Retailer shall compensate the Service Provider for Services and other charges as follows:

•	Fulfillment Charge of $4.00 per shipment.
•	Shipping Expense (at cost)
•	Restocking Fee of 10% of cost.
•	Monthly inventory management fee of $9,700.00.

AF SERVICES, INC.

By:	/s/ SIMON ABUYOUNES
Simon Abuyounes
Its:	President

ECOST.COM, INC.

By:	/s/ GARY GUY
Gary Guy
Its:	President